Exhibit 15.2
March 13, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by MorphoSys AG (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F of MorphoSys AG dated March 13, 2024. We agree with the statements concerning our Firm contained therein.

Very truly yours,

Munich, Germany

PricewaterhouseCoopers GmbH
Wirtschaftsprüfungsgesellschaft

/s/ Susanne Riedel /s/ Sebastian Stroner
Wirtschaftsprüferin Wirtschaftsprüfer
(German Public Auditor) (German Public Auditor)

Attachment: MorphoSys AG Item 16F disclosure

Item 16F. Change in Registrant's Certifying Accountant

PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft (PwC) has been the auditor of the consolidated and individual financial statements of MorphoSys AG, Planegg, without interruption since the 2011 financial year.

Due to the provisions of the German Act to Strengthen Financial Market Integrity (FISG), which came into force on July 21, 2021, the option to extend the maximum term of mandates to audit the financial statements of publicly traded corporations to up to 24 years was removed. Accordingly, the maximum term of ten years prescribed in Article 17 of the European Regulation on specific requirements regarding statutory audit of public-interest entities (EU Directive 2014/537) must be observed.

In accordance with EU Directive 2014/537 and the provisions of the FISG, the Company conducted a tender process in fiscal year 2024 – under the supervision of the Audit Committee – for the mandate to audit the consolidated and separate financial statements of MorphoSys AG and to review the condensed interim consolidated financial statements and the interim Group management report for the first six months of the fiscal year 2024.

In accordance with German stock corporation law, the Annual General Meeting of the company appoints the auditor for the consolidated and separate financial statements of the company based on the proposal of the Supervisory Board. The Audit Committee provides the Supervisory Board with a reasoned nomination based on the results of the tendering process.

Based on the submission of the Audit Committee, the Supervisory Board resolved on October 4, 2023, to propose KPMG AG Wirtschaftsprüfungsgesellschaft (KPMG) as the Company's independent registered public accounting firm for the consolidated and separate financial statements of MorphoSys AG for the fiscal year 2024, as well as the review of condensed interim financial statements for the first six months of the fiscal year ended 2024 to the Annual General Meeting that will be held in 2024. Accordingly, on October 4, 2023, the Supervisory Board dismissed PwC as the company's independent registered public accounting firm, effective immediately after the Company filed this Annual Report on Form 20-F.
The reports of PwC on the Company’s consolidated financial statements for the fiscal years ended December 31, 2023 and 2022, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During our fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through the date of this filing, there have been no: (1) disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused them to make reference thereto in their reports on the consolidated financial statements of such years, or (2) reportable events as defined by Item 16F (a)(1)(v) of Form 20-F

We have provided PwC with a copy of this disclosure and requested that PwC furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. The letter furnished by PwC is attached as Exhibit 15.2 to this Form 20-F.

During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through the date of this filing, we did not consult KPMG regarding (i) the application of accounting principles to any specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to us or oral advice was provided that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (iii) any matter that was either the subject of a disagreement (as defined in Item 16F(a)(1)(iv)) of Form 20-F or a reportable event (as defined in Item 16F(a)(1)(v)) of Form 20-F.